SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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HENNESSY ADVISORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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LETTER FROM OUR PRESIDENT

AND

PROXY STATEMENT

Year Ended September 30, 2008

Hennessy Advisors, Inc.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

800-966-5354

www.hennessyfunds.com

Dear Hennessy Advisors Shareholder:	December, 2008

The end of the world only comes once, and this isn’t it. However, listening to the non-stop coverage of every gyration of the financial markets, it is hard to feel like the end isn’t at hand. Financial news is now available 24 hours a day, and every news outlet, including local TV and radio stations as well as neighborhood newspapers, seem to now be focused on reporting on the financial crisis, further eroding already low consumer confidence and leaving many people feeling confused and fearful. The average investor is simply not emotionally and psychologically prepared for this kind of negative media onslaught day after day, and it is this emotion that is fanning the flames of this current “crisis.”

We have seen extreme volatility in the financial markets over the past months as subprime mortgages and other questionable products have unraveled, leaving behind a credit and financial mess. We have seen major institutions, such as Freddie Mac, Fannie Mae, Bear Stearns, Lehman Brothers and Merrill Lynch fail and/or be acquired, we have seen banks, such as Wachovia, Washington Mutual and Indy Mac, be acquired or go out of business, and we have seen the U.S. Government come to the aid of failing companies, such as AIG, with their “TARP,” or Troubled Asset Relief Plan.

Many in the industry have called these events unprecedented. However, as we look throughout history, it is littered with “unprecedented” events. Who could forget “Black Monday” (Oct. 19, 1987) when stock markets around the world crashed; the Dow Jones Industrial Average dropped 23% and the S&P 500 Index dropped 20% in just one day. In the early 1990’s, we were plagued by a slumping real estate market, the Savings and Loan crisis, historically low consumer confidence, volatile oil prices and a war in Iraq. Sound familiar? Then we had the tech bubble/bear market of 2000-2002. Investors can poignantly remember these periods of crisis, but how many people realize that if they had invested in the S&P 500 Index just prior to Black Monday and held through all these unprecedented events, including the current bear market, that at the end of November, 2008 their average annual return would have been approximately 8.0%?

I believe we will look back on today’s market with the same kind of “20-20 hindsight” with which we view past corrections and bear markets. No one knows exactly what will happen in the short term, however, historically the stock market has been resilient and has rebounded. I believe the market will continue to be one of the best long term investments, as it has always been in the past. We steadfastly adhere to our time-tested, quantitative mutual fund formulas, and we continue to manage our funds with unwavering discipline. We simply won’t allow market cycles or volatility to distract us from what we believe to be the right long-term investing strategy. We urge investors to also stay the course, to maintain their long term view and to have the courage to believe that this correction too will pass.

The current market conditions certainly have had a negative effect on our industry, and it has candidly been a very difficult year for mutual fund companies and investment managers across the board. In the past year, investors have pulled their money out of funds at a record pace, and the average total returns of all stock funds are down approximately 50%. These factors have contributed to a loss of literally trillions of dollars in assets under management for mutual fund companies. International funds have also seen significant corrections and outflows, and hedge funds have struggled. Even money market funds were put to the test, as some of these “broke the buck” this fall, demonstrating that this market left investors no place to hide.

In light of these conditions, we remain pleased with the financial performance of the company. Fully diluted earnings per share for Hennessy Advisors, Inc. were $0.28 for the fiscal year ended September 30, 2008. Earnings per share decreased approximately 60% versus the prior fiscal year, which were $0.70. The decline in earnings is primarily attributable to decreased mutual fund assets under management, with more than half of the change in assets due to market depreciation. Assets under management were $876 million at September 30, 2008, compared to $1.72 billion at September 30, 2007.

While our earnings are down versus last year, it is important to note that we are reporting earnings. During the past year we have increased our retained earnings by almost 8% and reduced our debt by more than 24%, or $2.1 million. We maintain a healthy balance sheet, with a cash position of $12.8 million, which is nearly double our debt.

We believe we have built a strong foundation that allows us to weather the current economic downturn. During this time we will aggressively build and strengthen our sales and distribution efforts, building on the numerous accomplishments in this area over the past year, which include:

•	Launching an institutional share class

•	Securing a position on Merrill Lynch’s selling platform

•	Hiring Kevin Rowell, who serves as President of Hennessy Funds, to lead our distribution efforts

•	Creating a Research Department to interface with institutional research analysts and consultants

•	Redesigning the Hennessy Funds website, including launching new secure web sites for Research Analysts and Consultants as well as Financial Advisors.

We believe this foundation will serve us well as the market rebounds and returns to its historical norms, which we believe will happen in the coming year.

We have and will continue to seek out mutual fund assets to acquire, and we are hopeful that these trying economic times will help us uncover investment managers who want to exit the business. We are confident that our company’s strong cash position will help us to move quickly and definitively to acquire attractive mutual fund assets as they come up for sale.

With history as our guide, we know the long-term prospects of the market remain fundamentally strong, and we will continue to operate the company for the long-term benefit of our shareholders. At Hennessy Advisors we always focus on the goal of growing and retaining our assets under management, and we will continue to do just that in the coming year. Thank you for your continued confidence and investment in our firm. Should you have any questions or want to speak with us directly, please don’t hesitate to call us at (800) 966-4354.

Best regards,

Neil Hennessy
President, Chairman and CEO

HENNESSY ADVISORS, INC.

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 29, 2009

TO THE HOLDERS OF OUR COMMON STOCK:

The annual meeting of shareholders of Hennessy Advisors, Inc. will be held on Thursday, January 29, 2009, at 6:30 pm, PST, at StoneTree Country Club, 9 StoneTree Lane, Novato, California 94945.

The meeting will be held for the following purposes:

1.	To elect as directors the nine nominees named in the attached proxy statement to serve terms expiring at the annual meeting of shareholders to be held in 2010 and until their successors have been elected and qualified.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The shareholders of record at the close of business on December 20, 2008 will be entitled to vote at the annual meeting.

We hope you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy as promptly as possible. If you are able to attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

Teresa M. Nilsen, Secretary

Dated: December 29, 2008

-i-

HENNESSY ADVISORS, INC.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD JANUARY 29, 2009

This proxy statement and the enclosed form of proxy are first being sent to shareholders of Hennessy Advisors, Inc. on or about December 29, 2008 in connection with the solicitation by our board of directors of proxies to be used at our 2009 annual meeting of shareholders. The meeting will be held on Thursday, January 29, 2009, at 6:30 pm, PST, at StoneTree Country Club, 9 StoneTree Lane, Novato, California 94945.

The board of directors has designated Neil J. Hennessy and Teresa M. Nilsen, and each or either of them, as proxy agents to vote the shares of common stock solicited on its behalf. If you sign and return the enclosed form of proxy, you may nevertheless revoke it at any time insofar as it has not been exercised by: (1) giving written notice to our corporate secretary, (2) delivering a later dated proxy, or (3) attending the meeting and voting in person. The shares represented by your proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable.

VOTING SECURITIES

The record of shareholders entitled to vote was taken at the close of business on December 20, 2008. As of December 17, 2008, we had outstanding and entitled to vote 5,735,849 shares of common stock. Each share of common stock entitles the holder to one vote. Holders of a majority of the outstanding voting stock must be present in person or represented by proxy to constitute a quorum at the annual meeting.

The following table shows information relating to the beneficial ownership as of December 17, 2008 of: (1) each person known to us to be the beneficial owner of more than 5% of our voting stock, (2) each director, (3) each of the executive officers named in the summary compensation table elsewhere in this proxy statement, and (4) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

Amount and Nature of Shares Beneficially Owned

Name	Number of Shares Owned(2)	Percent of Class
Neil J. Hennessy(1)(3)	1,915,668	33.0%
Teresa M. Nilsen(1)(4)	104,588	1.8%
Daniel B. Steadman(1)(5)	53,026	0.9%
Charles W. Bennett(1)(6)	22,250	0.4%
Henry Hansel(1)	169,513	2.9%
Brian A. Hennessy(1)(7)	275,186	4.7%
Daniel G. Libarle(1)(8)	107,188	1.8%
Rodger Offenbach(1)(9)	132,698	2.3%
Thomas L. Seavey(1)	75,063	1.3%
Cannell Capital, LLC (10)	386,233	6.7%
All directors and executive officers (9 individuals)	2,855,180	45.0%

(1)	The address of each director and executive officer is 7250 Redwood Boulevard, Suite 200, Novato, California 94945.
(2)	Includes shares subject to presently exercisable options and restricted stock units that will vest on January 22, 2009 and January 26, 2009, respectively, as follows:

Name	Number of Options	Number of RSUs
Neil J. Hennessy	75,938	1,125
Teresa M. Nilsen	53,438	3,937
Daniel B. Steadman	36,375	3,937
Charles W. Bennett	0	1,125
Henry Hansel	92,813	1,125
Brian A. Hennessy	92,813	1,125
Daniel G. Libarle	87,188	1,125
Rodger Offenbach	92,813	1,125
Thomas L. Seavey	55,063	1,125

(3)

Includes 1,814,480 shares held jointly with his spouse and over which Mr. Hennessy has shared voting and dispositive power and 3,500 shares for his child, over which Mr. Hennessy has shared voting and dispositive power.

(4)

Includes 43,650 shares held jointly with her spouse and over which Ms. Nilsen has shared voting and dispositive power and 675 shares held by her spouse as custodian for their minor children, over which Ms. Nilsen has shared voting and dispositive power.

(5)	Includes 3,150 shares held jointly with his spouse and over which Mr. Steadman has shared voting and dispositive power.
(6)	Mr. Bennett shares voting and dispositive power over the shares shown, which are held through a trust of which Mr. Bennett is a trustee.
(7)

Includes 157,312 shares held jointly with his spouse and over which Mr. Hennessy has shared voting and dispositive power and 6,750 shares for his child, over which Mr. Hennessy has shared voting and dispositive power.

(8)	Includes 18,563 shares held jointly with his spouse and over which Mr. Libarle has shared voting and dispositive power
(9)	Includes 28,263 shares held jointly with his spouse and over which Mr. Offenbach has shared voting and dispositive power.
(10)	The address of Cannell Capital, LLC is P.O. Box 3459, 240 E. Deloney Ave., Jackson, WY 83001.

ELECTION OF DIRECTORS

At the meeting, nine directors will be elected to serve for a one-year term, until their successors are elected and qualified. The board of directors has nominated each of our nine current directors to stand for reelection. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting. Broker non-votes and votes withheld have no effect on the outcome.

Cumulative voting does not apply unless a shareholder entitled to vote at the meeting gives notice at the meeting before the voting begins of the shareholder’s intent to exercise cumulative voting. If cumulative voting applies, each shareholder has the right to distribute among one or more nominees the number of votes equal to the number of directors to be elected multiplied by the number of shares that the shareholder is entitled to vote at the meeting. The accompanying form of proxy solicited by the board of directors confers discretionary authority on the proxy agents to cumulate votes. The proxy agents, Neil J. Hennessy and Teresa M. Nilsen, do not, at this time, intend to exercise cumulative voting for the shares covered by the proxies solicited by this proxy statement unless a shareholder entitled to vote at the meeting gives the required notice in proper form at the annual meeting. In that case, the proxy agents intend to cumulatively vote all of the shares covered by the proxies solicited by this proxy statement in favor of the number of nominees named in this proxy statement as they may, in their discretion, determine is required to elect the maximum number of nominees named in this proxy statement.

The accompanying proxy will be voted, if authority to do so is not withheld, for the election as directors of each of the board’s nominees. Each nominee is presently available for election. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may, in their discretion, vote for a substitute.

Our board of directors recommends a vote “for” the election of each of its nominees. Proxies solicited by the board will be so voted unless shareholders specify in their proxies a contrary choice.

Information concerning all incumbent directors and nominees, based on data furnished by them, is set forth below.

Neil J. Hennessy (age 52) has served as chairman of the board, president and chief executive officer of Hennessy since 1989 and as director, chairman of the board and portfolio manager of our mutual funds since 1996. Mr. Hennessy also served as president of our mutual funds from 1996 to 2008. Mr. Hennessy started his financial career over 27 years ago as a broker at Paine Webber. He subsequently moved to Hambrecht & Quist and later returned to Paine Webber. From 1987 to 1990, Mr. Hennessy served as a nominated member of the National Association of Securities Dealers, Inc.’s District 1 Business Conduct Committee. From January 1993 to January 1995, Mr. Hennessy served his elected term as chairman of the District 1 Business Conduct Committee. Mr. Hennessy is the brother of Dr. Brian A. Hennessy. Mr. Hennessy earned a bachelor of business administration from the University of San Diego.

Teresa M. Nilsen (age 42) has served as a director, executive vice president, chief financial officer and secretary of Hennessy since 1989, and is currently the executive vice president and treasurer of our mutual funds. Ms. Nilsen has worked in the securities industry for over 20 years. Ms. Nilsen earned a bachelor of arts in economics from the University of California, Davis.

Daniel B. Steadman (age 52) has served as a director and executive vice president of Hennessy since 2000 and is currently the executive vice president and secretary of our mutual funds. Mr. Steadman has been in the banking and financial services industry for over 34 years, serving as vice president of WestAmerica Bank from 1995 through 2000, vice president of Novato National Bank from its organization in 1984 through 1995, assistant vice president and branch manager of Bank of Marin from 1980 through 1984 and banking services officer of Wells Fargo Bank from 1974 through 1980.

Charles W. Bennett (age 66) was elected as a director of Hennessy in August 2005. Mr. Bennett founded Consolidated Title Services in 1981 and, until his retirement in May 2007, served as its chief executive officer and as chief executive officer of its subsidiary, California Land Title of Marin. In 2004, Consolidated Title Services became a subsidiary of Stewart Information Services Corporation, a company listed on the New York Stock Exchange.

Henry Hansel (age 60) has served as a director of Hennessy since 2001. He has been president of The Hansel Dealer Group since 1982, which includes seven automobile dealerships. Mr. Hansel served as a director of the Bank of Petaluma from its organization in 1987 until 2002. Mr. Hansel earned a bachelor of science degree in economics from the University of Santa Clara.

Brian A. Hennessy (age 55) has served as a director of Hennessy since 1989 and served as a director of our mutual funds from 1996 to 2001. Dr. Hennessy has been a self-employed dentist for more than 20 years, and is now retired. Dr. Hennessy is the brother of our chairman of the board, Neil J. Hennessy. Dr. Hennessy earned a bachelor of science in biology from the University of San Francisco and a D.D.S. from the University of the Pacific.

Daniel G. Libarle (age 66) has served as a director of Hennessy since 2001. Mr. Libarle is the owner and president of Lace House Linen, Inc. and served as a director and chairman of the board of directors for Bank of Petaluma from its organization in 1987 until 2002 and served as a director of Greater Bay Bancorp and was a member of Greater Bay Bancorp’s audit committee until its sale to Wells Fargo, a company listed on the New York Stock Exchange, in October 2007. In January 2008, Mr. Libarle became a director of the Exchange Bank, where he serves on the bank’s audit and loan committees. Mr. Libarle earned a bachelor of arts in economics from the University of Oregon and San Jose State University.

Rodger Offenbach (age 57) has served as a director of Hennessy since 2001 and served as a director of our mutual funds from 1996 to 2001. Mr. Offenbach has been the owner of Ray’s Catering and Marin-Sonoma Picnics since 1973. Mr. Offenbach earned a bachelor of science in business administration from California State University, Sonoma.

Thomas L. Seavey (age 62) has served as a director of Hennessy since 2001. For the majority of Mr. Seavey’s business career, he has been involved in the sales and marketing of athletic and leisure products, as well as marketing professional athletes. From 1981 to 1993, Mr. Seavey worked for Nike as the vice president of sales in the Midwest, as well as California, and spent three years at International Management Group as the vice president of products. In 1980, he formed Seavey Corp., now Continental Sports Group, which sells sport and leisure products. Mr. Seavey left Nike in 1993 and formally took over the management of Continental Sports Group, which he is still managing today. Mr. Seavey earned a bachelor of arts in English and history from Western Michigan University.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, a Form 4 reporting the acquisition or disposition of Hennessy equity securities by an officer, director or 10% shareholder must be filed with the Securities and Exchange Commission no later than the second business day after the date on which the transaction occurred, unless certain exceptions apply. Most transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the company’s fiscal year. Based upon a review of Form 4s filed with the Securities and Exchange Commission and information provided to us by our directors and officers during the fiscal year ended September 30, 2008, all required reports were filed on a timely basis.

Board of Directors and Standing Committees

The board held four regular meetings during the fiscal year ended September 30, 2008. All directors attended at least 75% of all meetings of the board and board committees on which they served during fiscal 2008.

The board of directors has established three standing committees: an audit committee, a compensation committee and a nominating committee, which are described below. Members of these committees are elected annually at the regular board meeting held in conjunction with the annual shareholders’ meeting.

Audit Committee. The audit committee presently is composed of Daniel G. Libarle (Chairman), Charles W. Bennett, Henry Hansel and Thomas L. Seavey, all of whom are considered independent under Nasdaq rules. The audit committee met four times during fiscal 2008. The principal responsibilities of and functions to be performed by the audit committee are established in the audit committee charter. The audit committee’s charter is available on our website at www.hennessyadvisors.com. The responsibilities and functions of the audit committee include reviewing our internal controls and the integrity of our financial reporting, approving the employment and compensation of and overseeing our independent auditors, and reviewing the annual audit with the auditors.

Our board of directors has determined that Daniel G. Libarle, who has served as chairman of our audit committee since 2001, is an audit committee financial expert, as defined in the SEC rules and regulations, and is independent as defined by the rules adopted by the SEC and Nasdaq. Our board based its determination on the fact that Mr. Libarle has extensive experience evaluating financial statements prepared in accordance with generally accepted accounting principles and has also acquired an understanding of internal controls, procedures for financial reporting and audit committee functions based on his experience serving as the founding chairman of the board of Bank of Petaluma from 1985 to 2002, as a member of the audit committee of the board of directors of Greater Bay Bancorp from 1999 to 2007, and as a director of the Exchange Bank, where he continues to serve on the bank’s audit and loan committees.

Compensation Committee. The compensation committee presently is composed of Rodger Offenbach (Chairman), Charles W. Bennett, Daniel G. Libarle and Thomas L. Seavey, all of whom are considered independent under Nasdaq rules. The compensation committee held three meetings during fiscal 2008 to review annual performance. This committee has the responsibility of approving the compensation arrangements for our management, including annual bonus and long-term compensation. It also recommends to the board of directors adoption of any compensation plans in which our officers and directors are eligible to participate, as well as makes grants of employee stock options and other stock awards under our incentive plan. Our executive officers do not play a role in determining their own compensation. The CEO recommends to the compensation committee the salary, bonus and equity compensation based on salary surveys, experience and performance of the executives. The compensation committee does not have any arrangements with compensation consultants. As a small company, we rely on industry compensation studies and relevant experience to determine executive compensation. Our compensation committee does not have a charter.

Nominating Committee. The nominating committee is composed of all directors who qualify as independent under Nasdaq rules, which directors are presently Charles W. Bennett, Henry Hansel, Daniel G. Libarle, Rodger Offenbach, and Thomas L. Seavey. The nominating committee met once during fiscal 2008. The principal responsibilities of and functions to be performed by the nominating committee, which includes making recommendations for director nominees to the full board of directors for the next annual meeting of shareholders, are established in the nominating committee charter. The nominating committee’s charter is available on our website at www.hennessyadvisors.com.

Qualifications for consideration as a board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making its nominations, the nominating committee will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting Hennessy, time available for meetings and consultation regarding Hennessy matters and other particular skills and experience possessed by the individual. We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions, although we may in the future retain a third party search firm, if the nominating committee deems it appropriate.

Policies and Procedures for Submitting Recommendations for Potential Director Nominees and for Director Nominations by Shareholders for the 2010 Annual Meeting

Shareholder Recommendations to Nominating Committee for Potential Director Nominees

The nominating committee will consider recommendations for potential director nominees from many sources, including members of the board, advisors, and shareholders. The names of such suggested nominees, together with appropriate biographical information, should be submitted for nominating committee consideration to our principal executive offices no later than August 31, 2009. Any candidates duly submitted by a shareholder or shareholder group will be reviewed and considered in the same manner as all other candidates as a potential nominee for the slate nominated by our board of directors.

In order to be valid submission for a recommendation to the nominating committee for a potential nominee, the form of the recommendation must set forth:

•	the name and address, as they appear on our records, of the shareholder recommending the persons, and the name and address of the beneficial owner, if any, on whose behalf the recommendation is made;

•	the number of shares of our common stock that are owned beneficially and of record by the shareholder of record and by the beneficial owner, if any, on whose behalf the recommendation is made;

•	any material interest or relationship that the shareholder of record and/or the beneficial owner, if any, on whose behalf the recommendation is made may respectively have with the nominee;

•

any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934 relating to nominations for election or re-election as a director; including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if nominated and elected; and

•

with respect to (i) shareholders that have owned more than 5% of our common stock for at least one year as of the date the recommendation is made or (ii) a group of shareholders that, in the aggregate, have owned more than 5% of our common stock for at least one year as of the date the recommendation is made:

•	a written statement that the shareholder or group of shareholders have owned more than 5% of our common stock for more than one year; and

•	a written consent of the shareholder or group of shareholders to be named in our proxy statement.

The form of recommendation must be sent to the nominating committee at our principal executive offices: 7250 Redwood Boulevard, Suite 200, Novato, California 94945. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Recommendation for Director.”

Director Nominations by Shareholders for 2010 Annual Meeting

A shareholder wishing to nominate their own candidate for election to our board at our 2010 annual meeting must submit a written notice, in the form specified below, of his or her nomination of a candidate to our corporate secretary at our principal executive offices. The submission must be received at our principal executive offices no later than August 31, 2009. To be timely in the case of a special meeting called for the election of directors or in the event that the date of the applicable annual meeting is changed by more than 30 days from the date of our last annual meeting, a shareholder’s notice must be received at our principal executive offices no later than the close of business on the tenth day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made. In accordance with Article II, Section 16 of our amended and restated bylaws, shareholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting but will not be part of the slate nominated by our board of directors and will not be included in the Company’s proxy materials.

In order to be valid submission for a shareholder director nomination, the form of the shareholder’s notice must set forth:

•	the name and address, as they appear on our records, of the shareholder nominating the persons, and the name and address of the beneficial owner, if any, on whose behalf the nomination is made;

•	the class and number of shares of our capital stock that are owned beneficially and of record by the shareholder of record and by the beneficial owner, if any, on whose behalf the nomination is made;

•	any material interest or relationship that the shareholder of record and/or the beneficial owner, if any, on whose behalf the nomination is made may respectively have with the nominee; and

•

any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934 relating to nominations for election or re-election as a director; including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if nominated and elected.

The form of notice must be sent to our corporate secretary at our principal executive offices: 7250 Redwood Boulevard, Suite 200, Novato, California 94945. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Nomination for Director.”

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent accountants for fiscal 2008, Stonefield Josephson, Inc., are responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States of America and issuing their report. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the financial statements for the fiscal year ended September 30, 2008. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (communication with audit committees). The audit committee also received written disclosures from the independent accountants mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include Hennessy’s audited financial statements in its annual report on Form 10-K for the fiscal year ended September 30, 2008 filed with the Securities and Exchange Commission.

Daniel G. Libarle, Chairman Charles W. Bennett Henry Hansel Thomas L. Seavey

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

EXECUTIVE OFFICERS

Our executive officers are listed below. Biographical information for each of our executive officers may be found under the heading “Election of Directors.”

Neil J. Hennessy	President and Chief Executive Officer
Teresa M. Nilsen	Executive Vice President, Chief Financial Officer and Secretary
Daniel B. Steadman	Executive Vice President

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2008

Compensation Overview:

Base Salary. Salaries are used to provide a fixed amount of compensation for an executive’s regular work. According to the McLagan survey, our executives’ cash compensation is in the bottom  1/3 of all financial services companies participating in the survey. With the exception of our CEO, whose salary is set in his employment contract, all of our executives’ salaries are reviewed annually and are adjusted every few years. The most recent increases were a 30% increase for Ms. Nilsen and a 12.5% increase for Mr. Steadman effective August 1, 2006, after two years without increases.

We entered into an employment agreement with Neil J. Hennessy, our Chief Executive Officer, relating to his service as our chairman of the board of directors and chief executive officer and as chief investment officer and portfolio manager for our mutual funds, effective at the completion of our initial public offering in February 2002. In 2006, we renewed the agreement for a five-year term ending in 2011, with automatic one-year renewal terms thereafter. Since 2002, Mr. Hennessy has received an annual salary of $180,000 and any other benefits that other employees receive. In addition to his base compensation, Mr. Hennessy receives an incentive-based bonus in the amount of 10% of our pre-tax profits, as computed for financial reporting purposes in accordance with accounting principles generally accepted in the United States of America.

Bonuses. Bonuses, for executives other than our CEO, are paid out of a general pool, which fluctuates based on our performance. The bonus is set as a percentage of pre-tax profits and fluctuates based on our overall performance. The executive management team determines the percentage amount that the bonus pool accrues each year and reviews that percentage amount quarterly based on current performance of the company. Each executive’s portion of the bonus pool is based 40% on individual and 60% on company-wide performance discussed in their compensation review. Each year the executive management team sets company-wide goals that are presented to the company. During each performance review, executives are presented with their individual goals. Individual performance objectives are based on customer service, attitude, initiative, productivity, ethics, work habits, leadership, teamwork and quality, and company-wide objectives are based on growth in assets, debt reduction and net income. Because the bonus accrual is based on a percentage of pre-tax profits, the bonus is automatically aligned with our performance.

Equity Awards. We determined that restricted stock units are the most effective compensation tool for a company of our size, because restricted stock units can provide the same value to executives as stock options, but with less dilution to earnings per share. Since they vest over a four-year period, the equity awards are granted as a strategy for executive retention. The amount of the equity pool in total is set subjectively based on our budget limitations for future years. The quantities are adjusted based on the fair value of the equity at the date of grant, which determines the total cost to us. The equity awards are granted annually after executives are reviewed.

The following table summarizes the compensation of our chief executive officer, our chief financial officer and our executive vice president for the fiscal years ended September 30, 2007 and 2008. We refer to these individuals as our “executive officers.”

Summary Compensation Table for Fiscal Years 2007 and 2008

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation (4)	Total
Neil J. Hennessy President and CEO	2008	$180,000	$0	$22,746	$0	$373,008	(3)	$13,468	$589,222
	2007	$180,000	$0	$13,372	$0	$853,731		$13,468	$1,060,571

Teresa M. Nilsen Executive Vice President, CFO and Secretary
	2008	$175,000	$135,000	$73,128	$0	$0		$4,375	$387,503
	2007	$175,000	$216,600	$50,195	$0	$0		$4,375	$446,170

Daniel B. Steadman Executive Vice President	2008	$135,000	$90,000	$66,348	$0	$0		$3,375	$294,723
	2007	$135,000	$142,000	$50,195	$0	$0		$3,375	$330,570

(1)	The amounts in this column include the aggregate amount recognized for financial reporting purposes in accordance with FAS 123(R) for stock awards that vested during the fiscal year. The fair value of the stock awards per share on the dates of grant are as follows: $13.22 on 1/26/06;$17.33 on 1/22/07 and $11.25 on 12/6/07 based on the closing price of our common stock on the date of grant.
(2)	Mr. Hennessy receives an incentive-based management fee in the amount of 10% of our pre-tax profits before any bonuses for the fiscal year, as computed for financial reporting purposes in accordance with accounting principles accepted in the United States. For a discussion of the terms of Mr. Hennessy’s employment agreement, refer to page 12.
(3)	The pre-tax profits for fiscal year 2008 are calculated as income before tax of $2,755,000, plus bonuses of $956,000 bonus (Mr. Hennessy’s bonus accrual and the staff bonus accrual), plus payroll tax accruals of $19,000 for a total pre-tax profit of $3,730,000. Mr. Hennessy’s bonus is 10% of the pre-tax profit, or approximately $373,000.
(4)	All other compensation includes premium on life insurance ($5,828) and disability insurance ($3,140) for Neil J. Hennessy each year in fiscal years 2007 and 2008. Other compensation also includes matching contributions, equal in both fiscal years, to each of the executive’s 401(k) plan as follows: Neil J. Hennessy ($4,500); Teresa M. Nilsen ($4,375) and Daniel Steadman ($3,375).

Outstanding Equity Awards at Fiscal Year-End 2008

The following table sets forth the outstanding equity awards held by our executive officers at September 30, 2008.

Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Neil J. Hennessy President and CEO	25,313	0	$2.97	2/28/2012
	25,313	0	$3.55	8/6/2013
	25,313	0	$7.11	11/11/2014	4,875	(3)	$24,619

Teresa M. Nilsen Executive Vice President, CFO and Secretary	25,313	0	$2.97	2/28/2012
	25,313	0	$3.55	8/6/2013
	2,813	0	$7.11	11/11/2014	16,500	(4)	$83,325

Daniel B. Steadman Executive Vice President	25,313	0	$2.97	2/28/2012
	11,063	0	$3.55	8/6/2013	13,500	(5)	$68,175

(1)	All options granted are vested 100% on the date of grant.
(2)	Stock awards are units of restricted stock with a zero exercise price. The units vest at a rate of 25% per year over four years. Restricted stock units do not earn dividends or dividends equivalents. The market value of restricted stock units that have not vested are calculated as the number of unvested units times the fair market value of $5.05 per share at 9/30/08. The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest.
(3)	The non-vested awards have the following vesting dates: 375 on 12/6/08; 375 on 12/6/09; 375 on 12/6/10; 375 on 12/6/11; 1,125 on 1/22/09; 1,125 on 1/22/10; and 1,125 on 1/22/11.
(4)	The non-vested awards have the following vesting dates: 1,875 on 12/6/08; 1,875 on 12/6/09; 1,875 on 12/6/10; 1,875 on 12/6/11; 1,125 on 1/22/09; 1,125 on 1/22/10; and 1,125 on 1/22/11; 2,812 on 1/26/09; and 2,813 on 1/26/10.
(5)	The non-vested awards have the following vesting dates: 1,125 on 12/6/08; 1,125 on 12/6/09; 1,125 on 12/6/10; 1,125 on 12/6/11; 1,125 on 1/22/09; 1,125 on 1/22/10; and 1,125 on 1/22/11; 2,812 on 1/26/09; and 2,813 on 1/26/10.

Potential Payments Upon Termination or Change-In-Control

Neil J. Hennessy

The employment agreement with Neil J. Hennessy states that termination by us without cause (which is defined as felony convictions, willfull or gross misconduct, or a material breach of the employment agreement; but not death or disability) or termination by Mr. Hennessy for good reason (which is defined as a material change in position or alteration of duties) entitles Mr. Hennessy to the greater of (i) full base salary and 75% of the average annual bonus paid to Mr. Hennessy during the term of his employment for the remaining term in the contract, or (ii) one year’s full base salary and an allocable bonus (as measured above). In the event Mr. Hennessy is terminated for cause or voluntarily terminates his employment, no severance will be payable. If a change of control occurs (defined as a sale, transfer or other disposition of all or substantially all of our assets or business, whether by merger, consolidation or otherwise), we may assign the employment agreement and its rights, provided that the assignee assumes all of our obligations.

Teresa M. Nilsen and Daniel B. Steadman

Agreements with Teresa M. Nilsen, Executive Vice President and Chief Financial Officer, and Daniel B. Steadman, Executive Vice President, define a change of control as the occurrence of one or more of the following events:

1.	an acquisition, in any one transaction or series of transactions, after which any individual, entity or group has beneficial ownership of 50% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities, but excluding an acquisition (A) by us or any of our employee benefit plans (or related trusts), (B) by Neil J. Hennessy or any affiliate, or (C) by any corporation which, following the acquisition, beneficially owns, directly or indirectly, in substantially the same proportions, by the beneficial owners of the common stock and voting securities of the Company immediately prior to such acquisition; or

2.	50% or more of the members of our board of directors (A) are not continuing directors, or (B) are nominated or elected by the same beneficial owner or are elected or appointed in connection with an acquisition of the Company; or

3.	the (A) consummation of a reorganization, merger, share exchange, consolidation or similar transaction, with respect to the beneficial owners of the Company immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the then outstanding shares of common stock and voting securities of the corporation resulting from the transaction, (B) consummation of the sale or other disposition of all or substantially all of the assets of the Company or (C) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Upon a change of control, as described above, we will pay Teresa M. Nilsen and Dan Steadman, within 15 days of the change of control, a one-time cash bonus equal to the lesser of, the following:

For Ms. Nilsen:

(a) $750,000; or

(b) the sum of 150% of the total base salary (before deductions) paid to Ms. Nilsen for the most recent fiscal year ended prior to the change of control, 150% of the prior year’s bonus, and the pro rata portion of the prior year’s bonus, provided it has been accrued by us in the fiscal year during which the change of control occurs.

For Mr. Steadman:

(a) $500,000; or

(b) the sum of 100% of the total base salary (before deductions) paid to Mr. Steadman for the most recent fiscal year ended prior to the change of control, 100% of the prior year’s bonus, and the pro rata portion of the prior year’s bonus, provided it has been accrued by us in the fiscal year during which the change of control occurs.

For both Ms. Nilsen and Mr. Steadman, if the bonus payable upon a change of control will be considered an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the bonus payable will be reduced to one dollar less than an “excess parachute payment.”

Upon a change of control, both Ms. Nilsen and Mr. Steadmans’ restricted stock units granted prior to the change of control would vest 100%.

Director Compensation for Fiscal Year 2008

The following table sets forth compensation received by each of our directors, other than our executive officers, in fiscal 2008. Our directors receive $3,000 per board meeting and $750 per committee meetings (committee chairs receive $1,250).

Director Compensation for Fiscal Year 2008 (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Charles W. Bennett (3)	$16,500	$29,157	$45,657
Henry Hansel (4)	$15,000	$19,867	$34,867
Brian A. Hennessy (5)	$12,000	$19,867	$31,867
Daniel G. Libarle (6)	$18,500	$19,867	$38,367
Rodger Offenbach (7)	$14,500	$19,867	$34,367
Thomas L. Seavey (8)	$16,500	$19,867	$36,367

(1)	Executive officers who are directors (Neil J. Hennessy, Teresa M. Nilsen, and Daniel B. Steadman) do not receive additional compensation for directors services and are therefore excluded from this table.
(2)	Stock awards are units of restricted stock with a zero exercise price. The units vest at a rate of 25% per year over four years. Restricted stock units do not earn dividends or dividend equivalents. The amounts in this column include the aggregate amount recognized for financial reporting purposes in accordance with FAS 123(R) for stock awards that vested during the fiscal years ended September 30, 2008. The fair value of the stock awards per share on the dates of grant are as follows: $13.22 on 1/26/06; $16.67 on 8/2/06; $17.33 on 1/22/07 and $11.25 on 12/6/07.
(3)	Mr. Bennett had no unexercised options and 4,070 restricted units as of September 30, 2008.
(4)	Mr. Hansel had 92,813 unexercised options and 3,036 restricted units as of September 30, 2008.
(5)	Mr. Hennessy had 92,813 unexercised options and 3,036 restricted units as of September 30, 2008.
(6)	Mr. Libarle had 87,188 unexercised options and 3,036 restricted units as of September 30, 2008.
(7)	Mr. Offenbach had 92,813 unexercised options and 3,036 restricted units as of September 30, 2008.
(8)	Mr. Seavey had 55,063 unexercised options and 3,036 restricted units as of September 30, 2008.

CERTAIN TRANSACTIONS

During the fiscal years ended September 30, 2008 and 2007, there have been no transactions of more than $120,000 between Hennessy and any shareholder, director or executive officer.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The board of directors has selected Stonefield Josephson, Inc. to serve as our independent certified public accountants for the current fiscal year ending September 30, 2009. Representatives of Stonefield Josephson are expected to be present at the annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

The following table provides information relating to the fees billed to Hennessy Advisors, Inc., for the fiscal years ended September 30, 2008 and 2007.

	Audit Fees	Audit- Related Fees (1)	Tax Fees (2)	Other Fees	Total Fees
Fiscal Year 2008 —Stonefield Josephson	$59,550	$73,036	$8,224	$—	$140,810
Fiscal Year 2007 —Stonefield Josephson	$67,989	$59,473	$7,627	$—	$135,089

(1)	Audit related fees are for SEC compliance reviews of Form 10-Q and Form 8-K.
(2)	Tax fees are for preparation of federal and state income tax returns.

All decisions regarding selection of independent accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002. There are no exceptions to the policy of securing pre-approval of our audit committee for any service provided by our independent accounting firm.

OTHER MATTERS

The board of directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on the matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS WITH

THE BOARD OF DIRECTORS

Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by us in order to be included in our proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in our proxy statement and form of proxy relating to the 2010 annual meeting, a written copy of their proposal must be received at our principal executive offices no later than August 31, 2009. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials. To ensure prompt receipt by Hennessy, proposals should be sent certified mail, return receipt requested.

Shareholders wishing to submit names of potential candidates for consideration by our nominating committee for the board of directors’ slate of nominees for director should follow the procedures discussed under “Policies and Procedures for Submitting Suggestions for Potential Director Nominees and for Director Nominations by Shareholders for the 2010 Annual Meeting.” Shareholders wishing to present their own nominations for director at the annual meeting should follow separate procedures discussed in that section. Rule 14a-8 requiring the inclusion of shareholder proposals in our proxy materials does not apply to director nominations by shareholders.

Notice to us of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely under our bylaws if we receive it after August 31, 2009, and will not be placed on the agenda for the 2010 annual meeting.

Shareholders who wish to communicate with the board of directors or with a particular director may send a letter to our corporate secretary at our principal executive offices, at 7250 Redwood Boulevard, Suite 200, Novato, California 94945. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. Our corporate secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Hennessy does not have a formal policy requiring directors to attend annual meetings. However, because the annual meeting generally is held on the same day as a regular board meeting, we anticipate that directors would attend the annual meeting unless, for some reason, they are unable to attend the board meeting on the same date. All directors attended the 2008 annual meeting, except for Rodger Offenbach.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the fiscal year ended September 30, 2008 accompanies this proxy statement. Additional copies may be obtained by writing to Teresa M. Nilsen, at our principal executive offices, at 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by Hennessy. We may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

PLEASE SPECIFY YOUR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE WILL BE APPRECIATED.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR Election of Directors	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

1. ELECTION OF DIRECTORS Nominees:	☐	☐	☐
01 Neil J. Hennessy 02 Teresa M. Nilsen 03 Daniel B. Steadman 04 Charles W. Bennett 05 Henry Hansel 06 Brian A. Hennessy 07 Rodger Offenbach 08 Daniel G. Libarle 09 Thomas L. Seavey
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) * Exceptions

WILL ATTEND

		If you plan to attend the annual meeting, please mark the WILL ATTEND box.	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲  FOLD AND DETACH HERE  ▲

YOUR VOTE IS IMPORTANT! Mark, sign and date your proxy card and return promptly in the enclosed envelope.

HENNESSY ADVISORS, INC.

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

HENNESSY ADVISORS, INC.

The undersigned hereby appoints Neil J. Hennessy and Teresa M. Nilsen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hennessy Advisors, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business, including cumulating votes in favor of the number of nominees named in the accompanying proxy statement as they may, in their discretion, determine is required to elect the maximum number of nominees named therein, as may properly come before the annual meeting of shareholders of the company to be held January 29, 2009 or any adjournment thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL TO ELECT THE DIRECTOR NOMINEES AS LISTED.

Should any other matters requiring a vote of the shareholders arise, including matters incident to the conduct of the meeting, the above named proxies are authorized to vote the same in accordance with their best judgment in the interest of the company.

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)

▲  A FOLD AND DETACH HERE   ▲

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

YOUR VOTE IS IMPORTANT!

You can vote by mail - by promptly returning your

completed proxy card in the enclosed envelope.

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